Exhibit 99.1

CUBIST ANNOUNCES POSITIVE TOP-LINE RESULTS FROM PHASE 3 TRIAL OF CEFTOLOZANE/TAZOBACTAM IN INTRA-ABDOMINAL INFECTIONS

INVESTIGATIONAL ANTIBIOTIC MEETS PRIMARY ENDPOINT IN SECOND OF TWO INDICATIONS

Lexington, Mass., December 16, 2013 — Cubist Pharmaceuticals, Inc. (NASDAQ:  CBST) today announced positive top-line results from the Company’s pivotal Phase 3 clinical trial of its antibiotic candidate ceftolozane/tazobactam in complicated intra-abdominal infections (cIAI). Ceftolozane/tazobactam, in combination with metronidazole, met the U.S. Food and Drug Administration (FDA) and the European Medicines Agency (EMA) defined primary endpoints of statistical non-inferiority compared to meropenem. The primary endpoint was a clinical cure rate 26 - 30 days after the initiation of therapy (the Test of Cure visit). For the FDA, the primary analysis was conducted in the Microbiological Intent-to-Treat (MITT) population; the non-inferiority margin was 10%; and the lower and upper bounds of the 95% confidence interval were -8.9% and 0.5%, respectively.  For the EMA, the primary analysis population was Clinically Evaluable (CE) patients; the non-inferiority margin was 12.5%; and the lower and upper bounds of the 99% confidence interval were -4.2% and 4.3%, respectively. Results of the secondary analysis were consistent with and supportive of the primary outcome.

The treatment emergent adverse event rate for ceftolozane/tazobactam, in combination with metronidazole, was 44.0% and for meropenem was 42.7%. In this trial, the most commonly reported adverse events for ceftolozane/tazobactam in combination with metronidazole were nausea (7.9%), diarrhea (6.2%), fever (5.2%), insomnia (3.5%), and vomiting (3.3%). This adverse event profile is consistent with that seen with other cephalosporin antibiotics and comparable to meropenem in this trial.

In the cIAI trial, the spectrum of pathogens seen was typical with that seen in other pivotal trials in patients with these types of complicated infections. The most common Gram-negative pathogens observed in this trial included Escherichia coli (E. coli), Klebsiella pneumoniae (K. pneumoniae) and Pseudomonas aeruginosa (P. aeruginosa).

The cIAI trial results follow the positive data reported last month from a Phase 3 trial of ceftolozane/tazobactam compared to levofloxacin in patients with complicated urinary tract infections (cUTI).

“This is a significant and exciting milestone in our quest to provide new antibiotics to treat patients with serious and often life-threatening infections caused by drug-resistant bacteria,” said Steven Gilman, Ph.D., Executive Vice President of Research and Development and Chief Scientific Officer of Cubist Pharmaceuticals.  “With positive results from Phase 3 clinical trials of ceftolozane/tazobactam in both cUTI and cIAI, we look forward to submitting these data to global regulatory authorities and presenting the full results at upcoming medical meetings.”

According to Philip S. Barie, M.D., M.B.A., Professor of Surgery and Public Health at Weill Cornell Medical College, attending surgeon at New York-Presbyterian Hospital/Weill Cornell Medical Center, and Executive Director of the Surgical Infection Society Foundation for Research and Education, “These data are encouraging as we face alarmingly increasing rates of bacterial resistance. There is an urgent need

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for new antibiotics, especially in the hospital setting, in order to be able to manage effectively those conditions complicated by serious infections, including those caused by resistant Gram-negative bacteria.”

Based on the success of the cUTI and cIAI trials, Cubist expects to submit a New Drug Application (NDA) to the FDA in the first half of 2014 for approval in both of these indications.  In the second half of 2014, the Company plans to submit a Marketing Authorization Application (MAA) to the EMA.

Additionally, ceftolozane/tazobactam is being developed for the potential treatment of Hospital-Acquired Bacterial Pneumonia (HABP)/Ventilator-Associated Bacterial Pneumonia (VABP). The Company expects to initiate a pivotal Phase 3 trial to assess the safety and efficacy of ceftolozane/tazobactam in this indication during the first half of 2014.

About the Ceftolozane/tazobactam Phase 3 cIAI Trial

Results from the pivotal Phase 3 cIAI clinical trial include data from two multi-center, global, double-blind, randomized studies.  The trial compared the safety and efficacy of ceftolozane/tazobactam, administered intravenously (1.5 g q8h) plus metronidazole (0.5 g q8h), to meropenem, administered intravenously (1 g q8h), in adult patients (total n=993) with cIAI. The primary endpoint of the trial, as defined in collaboration with the U.S. Food and Drug Administration, was to establish non-inferiority of ceftolozane/tazobactam and metronidazole to the comparator meropenem with respect to the proportion of patients in the Microbiological Intent-to-Treat (MITT) population who achieve clinical cure at the Test of Cure (TOC) visit 26 - 30 days after the first dose of the study drug is administered. The primary endpoint of the trial for the EMA was to establish non-inferiority of ceftolozane/tazobactam and metronidazole to the comparator meropenem with respect to the proportion of patients in the Clinically Evaluable (CE) population.

Dr. Barie is a consultant to Cubist, serving on the Advisory Board of the ceftolozane/tazobactam program.

About Ceftolozane/tazobactam

Ceftolozane/tazobactam, an antibiotic candidate being developed to treat certain Gram-negative infections, consists of ceftolozane, a novel cephalosporin that has demonstrated more potent in vitro activity against Pseudomonas aeruginosa as compared to the currently available cephalosporins, with tazobactam, a well-established β-lactamase inhibitor.  The addition of tazobactam broadens coverage to include most Extended-spectrum β-lactamase (ESBL)-producing Escherichia coli (E. coli), Klebsiella pneumoniae, and other Enterobacteriaceae.  Ceftolozane/tazobactam is being developed for the potential treatment of Complicated Urinary Tract Infections (cUTI) and Complicated Intra-Abdominal Infections (cIAI). In pivotal Phase 3 clinical trials of ceftolozane/tazobactam in cUTI when studied against levofloxacin and of ceftolozane/tazobactam, in combination with metronidazole, in cIAI when studied against meropenen, ceftolozane/tazobactam met its primary endpoints of statistical non-inferiority. Ceftolozane/tazobactam is also being developed for the potential treatment of Hospital-Acquired Bacterial Pneumonia (HABP)/Ventilator-Associated Bacterial Pneumonia (VABP) at a dose of 3 g every 8 hours. Ceftolozane/tazobactam has been granted Fast Track status, pursuant to the GAIN Act, by the U.S. Food and Drug Administration (FDA) for its respective Qualified Infectious Disease Product (QIDP) indications. The QIDP designation for ceftolozane/tazobactam allows for certain incentives related to the development of new antibiotics, including eligibility for Fast Track status and Priority Review.

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About Gram-negative Bacteria

There has been a worldwide increase in the number of infections caused by Gram-negative bacteria. Highly adaptive pathogens that can develop resistance through several mechanisms, resistant Gram-negative bacteria are a serious global public health concern. Collectively, Escherichia coli (E. coli), Klebsiella pneumoniae (K. pneumoniae) and Pseudomonas aeruginosa (P. aeruginosa) account for 27% of all pathogens and 70% of all Gram-negative pathogens causing healthcare-associated infections (HAIs).  Gram-negative bacteria are common causes of intra-abdominal infections (IAIs), urinary tract infections (UTIs), and nosocomial, or hospital-acquired, pneumonia, as well as bacteremia (bloodstream infections).  E. coli is the most common cause of UTIs, and cases of UTI caused by Extended-spectrum β-lactamase (ESBL)-producing E. coli and K. pneumoniae, as well as P. aeruginosa, including drug-resistant strains, are increasing.  ESBL-producing E. coli and K. pneumoniae are also frequently isolated in patients with complicated IAIs (cIAIs). Additionally, P. aeruginosa is the most common Gram-negative organism causing ventilator associated pneumonia and the second most common cause of catheter-associated UTIs. For more information reference a video on Gram-negative bacteria mechanisms of resistance.

About Cubist’s Commitment to Antibiotic R&D

Cubist has a growing commitment to global public health through its leadership in the R&D of antibiotics to treat serious and life-threatening infections caused by a broad range of increasingly resistant bacteria. The Company hopes to deliver at least four new antibiotics in support of the Infectious Diseases Society of America (IDSA) goal of 10 new antibiotics by 2020. Cubist is investing over $300M USD in 2013 on antibacterial R&D and approximately 75% of its employee base is focused on the research, development, commercialization and support of antibiotics.

About Cubist

Cubist Pharmaceuticals, Inc. is a global biopharmaceutical company focused on the research, development, and commercialization of pharmaceutical products that address significant unmet medical needs in the acute care environment. Cubist is headquartered in Lexington, Massachusetts, with a central international office located in Zurich, Switzerland. Additional information can be found at Cubist’s web site at www.cubist.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including but not limited to, statements regarding: the top-line data and results from Cubist’s Phase 3 clinical trials studying ceftolozane/tazobactam in cUTI and cIAI and the potential submission package to regulatory authorities requesting approval for ceftolozane/tazobactam in both of the cUTI and cIAI indications; the therapeutic potential of ceftolozane/tazobactam; the anticipated favorable impact resulting from the FDA designating ceftolozane/tazobactam as a QIDP, including eligibility for Fast Track status and Priority Review; the expected timing for submitting marketing authorization applications to the FDA and EMA for ceftolozane/tazobactam and for beginning trials studying the use of ceftolozane/tazobactam in HABP/VABP; our aspirations to achieve a portion of the IDSA’s goal of 10 new antibiotics by 2020; and the level of our financial and personnel commitments towards antibiotic research, development and commercialization, are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. Such risks and uncertainties include, among others: regulatory developments in the United States and foreign countries; the outcome of final analyses of the data from Cubist’s recently-completed Phase 3 clinical trials of ceftolozane/tazobactam in cUTI and cIAI may vary from our initial analysis, lead to different (including less favorable) interpretations of the results than the analyses conducted to date, identify important implications of the study that are not reflected in these statements, and the FDA and foreign regulatory authorities may not agree with our interpretation of such results; additional clinical trials of ceftolozane/tazobactam, including our planned Phase 3 clinical trial of ceftolozane/tazobactam in HABP/VABP, may produce negative or inconclusive results; we may decide, or the FDA and foreign regulatory authorities may require us, to conduct additional clinical trials or to modify our ongoing clinical trials; we may experience delays in the commencement, enrollment, completion or analysis of clinical testing for ceftolozane/tazobactam, or significant issues regarding the adequacy of our clinical trial designs or the execution of our clinical trials, which could result in increased costs and delays, or limit our ability to obtain regulatory approval; the third parties upon whom we rely to conduct our clinical trials may not perform as expected; ceftolozane/tazobactam may not receive regulatory approval or be successfully commercialized, including as a result of regulatory authorities’ decisions regarding labeling and other matters that could affect its availability or commercial potential; unexpected adverse side effects or inadequate therapeutic efficacy of ceftolozane/tazobactam could delay or prevent regulatory approval or commercialization; our ability to maintain and enforce intellectual property protection for ceftolozane/tazobactam; competitive risks from current and future therapeutic alternatives to ceftolozane/tazobactam; HABP/VABP clinical trials of ceftolozane/tazobactam may not be successful or initiated or conducted in a timely manner; technical difficulties or excessive costs relating to the manufacture or supply of ceftolozane/tazobactam, including our ability to work with our third party contract manufacturers that manufacture and supply ceftolozane/tazobactam on our behalf; we may encounter other unanticipated or unexpected risks with respect to the development or manufacture of ceftolozane/tazobactam; the fact that drug discovery and development is complex, time consuming, expensive and fraught with a high risk of failure; and those additional factors discussed in our most recent annual report on Form 10-K and quarterly report on Form 10-Q filed with the Securities and Exchange Commission. We caution investors not to place considerable reliance on the forward-looking statements contained in this press release. These forward-looking statements speak only as of the date of this document, and we undertake no obligation to update or revise any of these statements.

Contacts:

INVESTORS:

Eileen C. McIntyre

Vice President, Investor Relations

Cubist Pharmaceuticals, Inc.

(781) 860-8533

eileen.mcintyre@cubist.com

MEDIA:

US Media:	Europe Media:
Jennifer Baird	Caroline Maddock
Director of Product Communications	Deputy Managing Director, Health
Cubist Pharmaceuticals, Inc.	Weber Shandwick
(781) 860-1282	+44 (0) 207 067 0226
jennifer.baird@cubist.com	cmaddock@webershandwick.com